Exhibit 99.1

CONTACT:

Tom Steinbauer

Senior Vice President, Chief Financial Officer

Ameristar Casinos, Inc.

(702) 567-7000

Ameristar Casinos announces senior notes offering

LAS VEGAS, Thursday, April 19, 2012 — Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced that it is making a private placement offering of $240 million principal amount of 7.50% Senior Notes due 2021.  The notes to be offered will be additional notes issued under the indenture dated as of April 14, 2011 pursuant to which Ameristar previously issued $800 million principal amount of its 7.50% Senior Notes due 2021.   Ameristar intends to use the net proceeds from the offering to repay amounts outstanding under the revolving loan tranche of its senior secured credit facility (which amounts may be reborrowed from time to time) and for general corporate purposes.

The notes will not initially be registered under the Securities Act of 1933 or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws.  This press release does not constitute an offer to sell any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer or sale would be unlawful.

Forward-Looking Information

This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “will,” “would,” “should,” “could” or words of similar meaning, with reference to Ameristar or our management.  Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements.  It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct.  For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011.

About Ameristar

Ameristar Casinos is an innovative casino gaming company featuring the newest and most popular slot machines.  Our 7,500 dedicated team members pride themselves on delivering consistently friendly and appreciative service to our guests.  We continuously strive to increase the loyalty of our guests through the quality of our slot machines, table games, hotel, dining and other leisure offerings.  Our eight casino hotel properties primarily serve guests from Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nebraska and Nevada.  We have been a public company since 1993, and our stock is traded on the Nasdaq Global Select Market.  We generate more than $1 billion in net revenues annually.

Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).